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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          HEALTHDYNE TECHNOLOGIES, INC.
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                (Name of Registrant as Specified In Its Charter)

                              INVACARE CORPORATION
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     and 0-11

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/ / Fee paid previously with preliminary materials.

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FOR IMMEDIATE RELEASE

Contact: Mark H. Harnett
         MacKenzie Partners, Inc.
         (212) 929-5877


                   INVACARE BRANDS HEALTHDYNE RELEASE ILLUSORY AND
                         CRITICIZES FAILURE TO PRODUCE DEAL;
                Continues Proxy Fight but Plans to Protect Investment
                  Now by Selling Some or All of its Healthdyne Stock


    Elyria, Ohio -- (July 23, 1997) -- A. Malachi Mixon, III, Chairman and Chief Executive Officer of Invacare Corporation (NASDAQ/NMS:IVCR), made the following statement in response to the press release issued by Healthdyne Technologies, Inc. (NASDAQ/NMS:HDTC) earlier this morning:

    "Healthdyne's incumbent board continues to try to get re-elected on nothing but rhetoric and empty promises. Mr. Petit's statement that they will accept the best proposal only 'as long as it reflects the true value of the company' makes it perfectly clear, as they have all along, that they are insistent on substituting their judgment for the shareholders' and that they have no commitment to selling the company."

    "They have had a full month after announcing their intention to 'explore alternatives' (and more than six months after we made our first acquisition proposal) to negotiate and announce a sale transaction. If they were serious about selling the company, they would have announced a deal by now."

    "Their offer to reduce the special meeting demand threshold to 25% on October 31, 1997 if they are re-elected may initially sound appealing, but is in fact yet another ploy. Nothing in their release suggests that they would change any of the other onerous procedures they have put in place, including their ability to delay a special meeting for more than four months after receiving valid demands -- so that the earliest such special meeting would likely be as late as March (only one month earlier than their typical annual meeting). Only the adoption of our By-Laws Repeal Proposal and Special Meeting Proposal will give shareholders the power they need to call a prompt special meeting."

    "Likewise, their suggested provisions permitting shareholders to pull the poison pill are illusory. For the past six months (ever since we made our first acquisition proposal), the market price of Healthdyne's stock has included an acquisition premium based on speculation that the company would be sold to us or another bidder. Since the mechanism is limited only to bidders who make an offer 15% above the market price, even a bidder offering as much as $20.50 today (based on today's current $18 market high) would not be able to use it.
Although this mechanism might be useful for a typical company not already 'in play', this 'double-counting' effect when applied to Healthdyne makes their suggested provisions essentially useless."


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    "We have no objection to any of the current directors, including Messrs.
Petit, Reynolds and Yokubinas, continuing to serve in the minority seats we have been forced to leave unopposed. But we think that the shareholders should be outraged at their approval of a $1 million 'slush fund' to be used solely by the minority as yet another director-entrenching fright tactic which Healthdyne and its shareholders can ill afford."

    "Despite all of Healthdyne's delaying, defensive and evasive actions and statements to date, we will continue to pursue our proxy contest at the annual meeting. We think the shareholders should support our nominees and proposals as the best way to promote a prompt auction and sale of the company at the best available price and terms."

    "It is clear that management's statements have clearly fostered rampant speculation in the market. Therefore, although we had originally been prepared to await the results of the meeting, we now intend beginning as early as tomorrow, based on market conditions, to protect our investment by selling some or all of our Healthdyne shares through market and/or private transactions. We of course will continue to be the record holder of the full 600,000 shares for purposes of voting at the annual meeting."

    Invacare's wholly owned subsidiary I.H.H. Corp. is making a tender offer for all outstanding shares of Healthdyne common stock at a price of $15 per share. The tender offer is currently scheduled to expire at 6:00 p.m., New York City time, on Friday, August 1, 1997, unless further extended in the manner described in the Offer to Purchase dated January 27, 1997, as amended and supplemented by the Supplements thereto dated April 4, 1997 and June 6, 1997. Invacare has proposed a slate of four nominees at the July 30 annual meeting to constitute a majority of the board of directors of Healthdyne. The proposals to be made by Invacare at the annual meeting are proposed amendments to Healthdyne's by-laws designed to facilitate the change in the board and the auction and sale of the company; prevent manipulation by the current board of Healthdyne's by-laws and of the size of the board to be elected at the annual meeting; allow for a special meeting to be called by shareholders owning 10% of Healthdyne's stock; and demand that the existing board eliminate Healthdyne's "dead-hand" pill provisions.

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